Product supplement D To prospectus dated July 31, 2015, prospectus addendum dated January 1, 2016 and prospectus supplement dated July 31, 2015, each as may be amended	Registration Statement No. 333-206013 Dated April 1, 2016 Securities Act of 1933, Rule 424(b)(2)

InterNotes®

General

•	Deutsche Bank AG may, from time to time, offer and sell InterNotes® (the “notes”) as further described in term sheets and pricing supplements relating to this product supplement.

•	This product supplement describes terms that will apply generally to the notes and supplements the terms described in the accompanying prospectus supplement, prospectus addendum and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe the specific terms of the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as “pricing supplements.” If the terms described in the relevant pricing supplement are inconsistent with those described herein or in the accompanying prospectus supplement, prospectus addendum and prospectus, the terms described in the relevant pricing supplement will control.

•	The notes are senior unsecured obligations of Deutsche Bank AG.

•	By acquiring the notes, you will be bound by, and deemed irrevocably to consent to, the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes or the conversion of the notes into ordinary shares or other instruments of ownership. In a resolution or German insolvency proceeding with respect to the Issuer, unsecured unsubordinated obligations of the Issuer that fall outside the statutory definition of “debt instruments,” including some of the other senior debt securities issued under the accompanying prospectus, would be satisfied first by operation of law before the notes. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the notes. Please see “Description of the Notes — Resolution Measures and Deemed Agreement” below for more information.

•	Deutsche Bank AG will pay interest monthly, quarterly, semi-annually or annually on the notes at either a fixed or floating rate, as specified in the relevant pricing supplement.

•	If a floating rate is specified in the relevant pricing supplement, the floating rate may be one of the following: the CMS rate, the CMT rate; the commercial paper rate; the eleventh district cost of funds rate; EURIBOR; the federal funds rate; LIBOR; the prime rate; or the Treasury rate.

•	If provided in the relevant pricing supplement, Deutsche Bank AG may, in its sole discretion, redeem the notes in whole, but not in part, on any Redemption Date specified in the relevant pricing supplement for an amount in cash per Principal Amount of notes equal to the Principal Amount plus any accrued but unpaid interest to, but excluding, such Redemption Date, as described below under “Description of the Notes — Redemption at Issuer’s Option.”

•	Any payment on the notes is subject to the credit of Deutsche Bank AG and our ability to satisfy our obligations as they become due.

•	For important information about tax consequences, see “U.S. Federal Income Tax Consequences” in this product supplement.

•	The notes will be issued in denominations that will be specified in the relevant pricing supplement. Minimum investment amounts, if any, will be specified in the relevant pricing supplement.

•	The notes will not be listed on any securities exchange, unless otherwise specified in the relevant pricing supplement.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page 5 of this product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement, the accompanying prospectus supplement, prospectus addendum and prospectus or any related pricing supplement. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

InterNotes® is a registered servicemark of Incapital Holdings LLC.

Deutsche Bank Securities	Incapital LLC

April 1, 2016

TABLE OF CONTENTS

Summary Terms	3
Risk Factors	5
Description of the Notes	8
General	8
Resolution Measures and Deemed Agreement	8
Certain Defined Terms	10
Interest	10
Payment at Maturity	12
Redemption at Issuer’s Option	12
Calculation Agent	12
Settlement	12
Events of Default	12
Payment Upon an Event of Default	13
Modification	13
Defeasance	13
Listing	13
Book-Entry Only Issuance — The Depository Trust Company	13
Governing Law	13
U.S. Federal Income Tax Consequences	14
Use of Proceeds; Hedging	18
Plan of Distribution (Conflicts of Interest)	19

In making your investment decision, you should rely only on the information contained or incorporated by reference in the pricing supplement relevant to your investment, this product supplement and the accompanying prospectus supplement, prospectus addendum and prospectus with respect to the notes offered by the relevant pricing supplement and this product supplement and with respect to Deutsche Bank AG. We have not authorized anyone to give you any additional or different information. The information in the relevant pricing supplement, this product supplement and the accompanying prospectus supplement, prospectus addendum and prospectus may be accurate only as of the dates of each of these documents, respectively.

The notes described in the relevant pricing supplement and this product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which you should discuss with your professional advisers.

In this product supplement and the accompanying prospectus supplement, prospectus addendum and prospectus, “we,” “us” and “our” refer to Deutsche Bank AG, including, as the context may require, acting through one of its branches.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this product supplement or the accompanying prospectus supplement, prospectus addendum, prospectus or pricing supplement, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither this product supplement nor the accompanying prospectus supplement, prospectus addendum, prospectus or pricing supplement constitutes an offer to sell or the solicitation of an offer to buy any securities other than the notes described herein or in the accompanying prospectus supplement, prospectus addendum, prospectus or pricing supplement or an offer to sell or the solicitation of an offer to buy such notes in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this product supplement nor the accompanying prospectus supplement, prospectus addendum, prospectus or pricing supplement, nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Deutsche Bank AG since the date hereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement and the accompanying prospectus supplement, prospectus addendum, prospectus and pricing supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the Agents shall have any responsibility therefor.

Summary Terms

Issuer	Deutsche Bank AG, London Branch

Placement Agent	Incapital LLC

Title of Notes	InterNotes®

Principal Amount/Denominations	The notes will be issued and sold in denominations of $1,000 (the “Principal Amount”) and multiples thereof, unless otherwise specified in the relevant pricing supplement

Ranking	The notes are our direct, unconditional, unsecured and unsubordinated obligations and rank equally and pari passu with the claims of all our other unsecured and unsubordinated creditors, subject to any statutory priority regime of the jurisdiction of our incorporation (or, in the case of securities issued by Deutsche Bank AG through a branch, the law of the jurisdiction where the branch is established) that provides certain claims will be satisfied first in a resolution or German insolvency proceeding with respect to the Issuer.

Resolution Measures

Unless otherwise specified in the relevant pricing supplement, holders of the notes will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measures by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes or the conversion of the notes into ordinary shares or other instruments of ownership. In a resolution or German insolvency proceeding with respect to the Issuer, unsecured unsubordinated obligations of the Issuer that fall outside the statutory definition of “debt instruments,” including some of the other senior debt securities issued under the accompanying prospectus, would be satisfied first by operation of law before the notes. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the notes.

For more information, see the sections “Risk Factors” beginning on page 2 and “Resolution Measures” beginning on page 7 in the accompanying prospectus addendum, “Resolution Measures Applicable to the Senior Debt Securities” beginning on page 52 of the accompanying prospectus and “Description of the Notes — Resolution Measures and Deemed Agreement” below.

Issue Price	100% of the Principal Amount, unless otherwise specified in the relevant pricing supplement

Interest	The notes will bear interest from, and including, the Issue Date, at a fixed or floating rate (as specified in the relevant pricing supplement as the “Interest Type”), to, but excluding, the Maturity Date. Interest will be payable in arrears on a monthly, quarterly, semi-annual or annual basis (as specified in the relevant pricing supplement as the “Interest Payment Frequency”) on the Interest Payment Dates and the Maturity Date. If the notes are redeemed early, interest will be payable on the applicable Redemption Date and no additional interest will accrue or be payable following the redemption.

Redemption at Issuer’s Option	If provided in the relevant pricing supplement, we may, in our sole discretion, redeem the notes in whole, but not in part, on any Redemption Date specified in the relevant pricing supplement for an amount in cash per Principal Amount of notes equal to the Principal Amount plus any accrued but unpaid interest to, but excluding, the applicable Redemption Date. If we decide to redeem the notes, we will give you notice prior to the applicable Redemption Date as described below under “Description of the Notes — Redemption at Issuer’s

Option.” We will not give a notice that results in a Redemption Date that is later than the Maturity Date.

Payment at Maturity	If the notes have not been redeemed prior to maturity, for each $1,000 Principal Amount of notes, Deutsche Bank AG will pay you, in addition to any accrued but unpaid interest, a cash payment equal to the Principal Amount. Any Payment at Maturity is subject to the credit of the Issuer and our ability to satisfy our obligations as they become due.

Trade Date	The date specified in the relevant pricing supplement.

Issue Date	The date specified in the relevant pricing supplement.

Redemption Date(s)	The date(s) specified in the relevant pricing supplement. If a scheduled Redemption Date is not a Business Day, the principal plus any accrued but unpaid interest will be paid on the first following day that is a Business Day with the full force and effect as if made on such scheduled Redemption Date, and no interest on such postponed principal payment will accrue following the period from and after such scheduled Redemption Date.

Maturity Date	The date specified in the relevant pricing supplement. If the scheduled Maturity Date is not a Business Day, the principal plus any accrued but unpaid interest will be paid on the first following day that is a Business Day with the full force and effect as if made on the scheduled Maturity Date, and no interest on such postponed principal payment will accrue following the period from and after the scheduled Maturity Date.

Trustee	Law Debenture Trust Company of New York

Paying Agent	Deutsche Bank Trust Company Americas

The notes will be issued only in global form (i.e., in book-entry form) registered in the name of The Depository Trust Company (“DTC”), or its nominee, unless otherwise stated in the relevant pricing supplement.

We own, directly or indirectly, all of the outstanding equity securities of Deutsche Bank Securities Inc. (“DBSI”). Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), any offering of the notes by DBSI must be conducted in compliance with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the notes to any of its discretionary accounts without the prior written approval of the customer. See “Plan of Distribution (Conflicts of Interest).”

The specific terms of the notes, including the economic terms of the notes for determining the amount(s) payable on the notes, will be provided in the relevant pricing supplement. Definitions of terms used but not defined herein and/or in the relevant pricing supplement may be found below under “Description of the Notes.”

Risk Factors

Your investment in the notes will involve certain risks. You should consider carefully the following discussion of risks described below, together with the section “Risk Factors” beginning on page 12 of the prospectus, page 2 of the prospectus addendum and page PS-5 of the prospectus supplement before you decide that an investment in the notes is suitable for you.

If the notes bear interest at a fixed rate, the value of the notes may decline due to such factors as a rise in inflation and/or interest rates over the term of the notes.

If the notes bear interest at a fixed rate, the value of the notes may decline over time due to such factors as inflation and/or rising interest rates. If market interest rates rise during the term of the notes, the Interest Rate on the notes may be lower than the interest rates for similar debt securities then prevailing in the market. If this occurs, you will not be able to require us to redeem the notes and you will, therefore, bear the risk of earning a lower return than you could earn on other investments until the Maturity Date.

If the Redemption at Issuer’s Option is applicable, the notes may be redeemed prior to the Maturity Date.

If the Redemption at Issuer’s Option is applicable, we may, in our sole discretion, redeem the notes in whole, but not in part, on any Redemption Date specified in the relevant pricing supplement. We are more likely to redeem the notes when prevailing market interest rates are lower than the Interest Rate on the notes. If prevailing market interest rates are lower than the Interest Rate on the notes on the Redemption Date, you will likely not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk. Our redemption right also may adversely impact your ability to sell your notes as the optional redemption date or period approaches.

The notes are subject to the credit of Deutsche Bank AG.

The notes are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any interest payments to be made on the notes and the repayment of principal at maturity or upon an early redemption depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its payment obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the notes and you could lose your entire investment.

The notes may be written down, be converted into ordinary shares or other instruments of ownership or become subject to other resolution measures and, in a resolution or German insolvency proceeding with respect to the Issuer, unsecured unsubordinated obligations of the Issuer that fall outside the statutory definition of “debt instruments,” including some of the other senior debt securities issued under the prospectus, would be satisfied first by operation of law before the notes. You may lose some or all of your investment if any such measure becomes applicable to us.

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. To implement the Bank Recovery and Resolution Directive, Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or the “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to a single European resolution authority which works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities under a European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (“SRM Regulation”). Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the notes are subject to the powers exercised by the competent resolution authority to impose a Resolution Measure on us, which may include: writing down, including to zero, any claim for payment on the notes; converting the notes into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the notes to another entity, amending, modifying or varying the terms and conditions of the notes or cancelling the notes. We refer to each of these measures as a “Resolution Measure.” The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, among the unsecured unsubordinated obligations of the Issuer, those obligations that fall outside the statutory definition of “debt instruments” under the Resolution Mechanism Act would be satisfied first in a German insolvency proceeding with respect to the Issuer. This prioritization would also be given effect in a resolution proceeding with respect to the Issuer, so that obligations that fall outside the statutory definition of “debt instruments” would be written down or converted into common equity tier 1 instruments only after eligible liabilities that are debt instruments have been written down or so converted. A large portion of our liabilities consist of senior unsecured obligations that fall outside the statutory definition of “debt instruments.” Among those unsecured unsubordinated obligations that fall outside the statutory definition of “debt instruments” and would be satisfied first under the Resolution Mechanism Act are senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priorities would apply to resolution and German insolvency proceedings commenced on or after January 1, 2017 with retroactive effect for outstanding debt instruments of the Issuer. In a resolution or German insolvency proceeding with respect to the Issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” We expect the notes offered herein to be classified as Non-Structured Debt Securities. In a resolution or German insolvency proceeding with respect to the Issuer, the unsecured unsubordinated obligations of the Issuer that fall outside the statutory definition of “debt instrument,” which are expected to include the Structured Debt Securities that are also issued under the prospectus, would be satisfied before the Non-Structured Debt Securities as described above. The Resolution Mechanism Act could lead to increased losses for the holders of the notes if insolvency proceedings were initiated or Resolution Measures imposed upon the Issuer. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool. You may lose some or all of your investment in the notes if a Resolution Measure becomes applicable to us.

By acquiring the notes, you would have no claim or other right against us arising out of any Resolution Measure, and we would have no obligation to make payments under the notes following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purpose of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Furthermore, because the notes are subject to any Resolution Measure, secondary market trading in the notes may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure. In addition, secondary market trading in the notes may not follow the trading behavior associated either with Structured Debt Securities issued by us or with securities issued by other financial institutions that are not subject to the Resolution Mechanism Act or similar laws.

In addition, by your acquisition of the notes, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, a “senior note agent”) for, agree not to initiate a suit against the trustee or the senior note agents in respect of, and agree that the trustee and the senior note agents will not be liable for, any action that the trustee or the senior note agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

The notes will not be listed and there will likely be limited or no liquidity.

Unless otherwise specified in the relevant pricing supplement, the notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. While we and our affiliates do not intend to make a market for the notes, Incapital LLC has advised us that it intends to make such a market. However, Incapital LLC is not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which Incapital LLC is willing to buy the notes. If, at any time, Incapital LLC does not act as market maker, it is likely that there would be little or no secondary market for the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

Many economic and market factors will affect the value of the notes.

The value of the notes prior to maturity will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the time remaining to the maturity of the notes;

•	trends relating to inflation;

•	interest rates and yields in the market generally;

•	whether the notes include an early redemption feature;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the markets generally;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

You may incur a loss on your investment if you sell your notes in the secondary market prior to maturity.

If you are able to sell your notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment.

Holdings of the notes by our affiliates and future sales may affect the value of the notes.

Certain of our affiliates may purchase some of the notes for investment. As a result, upon completion of an offering, our affiliates may own a portion of the notes offered in that offering. Circumstances may occur in which our interests or those of our affiliates may be in conflict with your interests. In addition, if a substantial portion of the notes held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the value of the notes may decline. The negative effect of such sales on the value of the notes could be more pronounced if secondary trading in the notes is limited or illiquid.

Description of the Notes

The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus addendum and prospectus. A separate pricing supplement will describe the specific terms of the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement have the meanings assigned to them in the accompanying prospectus supplement, prospectus addendum and prospectus. The term “note” refers to InterNotes® issued by Deutsche Bank AG, London Branch.

General

The notes are senior unsecured obligations of Deutsche Bank AG that pay interest at a fixed or floating rate specified in the relevant pricing supplement. The interest will be paid on a monthly, quarterly, semi-annual or annual basis (as specified in the relevant pricing supplement) in arrears on each Interest Payment Date, including the Maturity Date.

The notes are included in a series of notes referred to in the accompanying prospectus supplement as our Global Notes, Series A. The notes will be issued by Deutsche Bank AG, London Branch under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar. From time to time, we may create and issue additional notes with the same terms as previously issued notes, so that the additional notes will be considered as part of the same issuance of the earlier notes.

The notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

The notes are our direct, unconditional, unsecured and unsubordinated obligations and will rank equally and pari passu with the claims of all our other unsecured and unsubordinated creditors, subject to any statutory priority regime of the jurisdiction of our incorporation (or, in the case of securities issued by Deutsche Bank AG through a branch, the law of the jurisdiction where the branch is established) that provides certain claims will be satisfied first in a resolution or German insolvency proceeding with respect to the Issuer.

Unless otherwise stated in the relevant pricing supplement, the notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The notes will be issued in registered form and represented by one or more permanent global notes registered in the name of The Depository Trust Company (“DTC”) or its nominee, as described under “Description of Notes — Form, Legal Ownership and Denomination of Notes” in the accompanying prospectus supplement and “Forms of Securities — Global Securities” in the accompanying prospectus.

The specific terms of the notes will be described in the relevant pricing supplement. The terms described in that document should be read as supplementing those described herein and in the accompanying prospectus, prospectus addendum and prospectus supplement. If the terms described in the relevant pricing supplement are inconsistent with those described herein the accompanying prospectus, prospectus addendum or prospectus supplement, the terms described in the relevant pricing supplement will control.

We will irrevocably deposit with DTC no later than the opening of business on each Interest Payment Date, the Redemption Date (if the notes are to be redeemed) and Maturity Date funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

Subject to the foregoing and to applicable law (including, without limitation, U.S. federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market transactions or by private agreement.

Resolution Measures and Deemed Agreement

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or “Resolution Act”),

which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to a single European resolution authority which works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities under a European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (“SRM Regulation”). Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the notes may be subject to any Resolution Measure (as defined below) by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the notes, you will be bound by and deemed irrevocably to consent to the provisions set forth in the accompanying prospectus and prospectus addendum, which we have summarized below.

Pursuant to the German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”), in a resolution or German insolvency proceeding with respect to the Issuer, certain unsecured unsubordinated obligations of the Issuer, including some of the other senior debt securities issued under the prospectus, would be satisfied first by operation of law before the notes. The Resolution Mechanism Act could lead to increased losses for the holders of the notes if insolvency proceedings were initiated or Resolution Measures imposed upon the Issuer. See “Risk Factors” in this product supplement and in the accompanying prospectus and prospectus addendum for more information.

By acquiring the notes, you will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the notes may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment on the notes; (ii) convert the notes into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the notes to another entity, the amendment, modification or variation of the terms and conditions of the notes or the cancellation of the notes. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the notes, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the notes to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purpose of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, a “senior note agent”) for, agree not to initiate a suit against the trustee or the senior note agents in respect of, and agree that the trustee and the senior note agents will not be liable for, any action that the trustee or the senior note agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes; and

•	will be deemed irrevocably to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the notes; (ii) authorized, directed and requested DTC and any participant in DTC or other intermediary through which you hold such notes to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the notes as it may be imposed, without any further action or direction on your part or on the part of the trustee or the senior note agents; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measure” section of the accompanying prospectus and prospectus addendum are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the notes.

This is only a summary, for more information please see the accompanying prospectus dated July 31, 2015 and the prospectus addendum dated January 1, 2016.

Certain Defined Terms

Each term listed below has the meaning given to it for the purpose of this product supplement and the relevant pricing supplement, unless the context otherwise requires or the relevant pricing supplement gives the term a different meaning.

“Business Day” means, unless otherwise specified in the relevant pricing supplement, any day other than a day that is (i) a Saturday or Sunday, (ii) a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) a day on which transactions in U.S. dollars are not conducted in the City of New York or London, England.

“Issue Date” means the date specified in the relevant pricing supplement.

“Issue Price” means 100% of the Principal Amount, unless otherwise specified in the relevant pricing supplement.

“Issuer” means Deutsche Bank AG, London Branch.

“Maturity Date” means the date specified in the relevant pricing supplement. If the scheduled Maturity Date is not a Business Day, the principal plus any accrued but unpaid interest will be paid on the first following day that is a Business Day with the full force and effect as if made on the scheduled Maturity Date, and no interest on such postponed principal payment will accrue following the period from and after the scheduled Maturity Date.

“Paying Agent” means Deutsche Bank Trust Company Americas.

“Payment at Maturity” means the payment of cash due at maturity per Principal Amount of notes, as described below under “— Payment at Maturity.”

“Principal Amount” means the denomination of the note, which is $1,000, unless otherwise specified in the relevant pricing supplement.

“Redemption Date(s)” means the date(s) specified in the relevant pricing supplement. If a scheduled Redemption Date is not a Business Day, the principal plus any accrued but unpaid interest will be paid on the first following day that is a Business Day with the full force and effect as if made on such scheduled Redemption Date, and no interest on such postponed principal payment will accrue following the period from and after such scheduled Redemption Date.

“Trade Date” means the date specified in the relevant pricing supplement.

“Trustee” means Law Debenture Trust Company of New York.

Interest

The notes will bear interest from, and including, the Issue Date, at either a fixed rate or a floating rate (as specified in the relevant pricing supplement as the “Interest Type”) to, but excluding, the Maturity Date. Interest will be payable in arrears on a monthly, quarterly, semi-annual or annual basis (as specified in the relevant pricing supplement as the “Interest Payment Frequency”) on each Interest Payment Date.

Unless otherwise provided in the relevant pricing supplement, the “Interest Payment Date(s)” for both fixed rate notes and floating rate notes will be set based on the Interest Payment Frequency set forth in the relevant pricing supplement, as follows:

Interest Payment Frequency	Interest Payment Dates
Monthly	Fifteenth day of each calendar month, beginning in the first calendar month following the month in which the notes were issued.

Quarterly	Fifteenth day of every third month, beginning in the third calendar month following the month in which the notes were issued.

Semi-annually	Fifteenth day of every sixth month, beginning in the sixth calendar month following the month in which the notes were issued.

Annually	Fifteenth day of every twelfth month, beginning in the twelfth calendar month following the month in which the notes were issued.

Fixed Rate Notes

Fixed rate notes will bear interest at a rate specified in the relevant pricing supplement (referred herein as the “Interest Rate”). For a description of how interest on fixed rate notes is calculated, please see “Description of Notes — Interest Rates — Fixed Rate Notes” in the accompanying prospectus supplement.

For fixed rate notes, if any scheduled Interest Payment Date (other than the Maturity Date or the Redemption Date if the notes are redeemed early) is not a Business Day, the interest will be paid on the first following day that is a Business Day. Notwithstanding the foregoing, such interest will be paid with the full force and effect as if made on such scheduled Interest Payment Date, and no adjustment will be made to the amount of interest to be paid. If the notes are redeemed early, interest will be payable on the applicable Redemption Date and no additional interest will accrue or be payable following the redemption.

The initial interest period will begin on, and include, the Issue Date and end on, but exclude, the first Interest Payment Date. Each subsequent interest period will begin on, and include, the Interest Payment Date for the preceding interest period and end on, but exclude, the next following Interest Payment Date. The final interest period will end on the Maturity Date or, if the notes are redeemed early, on the relevant Redemption Date.

Floating Rate Notes

Floating rate notes will bear interest at a variable rate specified in the relevant pricing supplement as the “Base Rate.” The Base Rate may be one of the following:

•	the CMS rate;

•	the CMT rate;

•	the commercial paper rate;

•	the eleventh district cost of funds rate;

•	EURIBOR;

•	the federal funds rate;

•	LIBOR;

•	the prime rate; or

•	the Treasury rate.

For a description of how interest on floating rate notes is calculated and more information regarding the Base Rates, please see “Description of Notes — Interest Rates — Floating Rate Notes” in the accompanying prospectus supplement.

For floating rate notes, if any scheduled Interest Payment Date (other than the Maturity Date or the Redemption Date if the notes are redeemed early) is not a Business Day, the Interest Payment Date will be postponed to the following Business Day, except that, in the case of notes with a EURIBOR or LIBOR Base Rate, if that Business Day would fall in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. If the notes are redeemed early, interest will be payable on the applicable Redemption Date and no additional interest will accrue or be payable following the redemption.

Payment at Maturity

If the notes have not been redeemed prior to the Maturity Date, for each Principal Amount of notes, we will pay you, in addition to any accrued but unpaid interest, a cash payment equal to the Principal Amount. Any Payment at Maturity is subject to the credit of the Issuer and our ability to satisfy our obligations as they become due.

Redemption at Issuer’s Option

If provided in the relevant pricing supplement, we may, in our sole discretion, redeem the notes in whole, but not in part, on any Redemption Date specified in the relevant pricing supplement for an amount in cash per Principal Amount of notes equal to the Principal Amount plus any accrued but unpaid interest to, but excluding, the applicable Redemption Date. If we elect to redeem your notes on a Redemption Date, we will provide written notice to the Trustee at its New York office and to DTC (or its nominee) not less than 30 calendar days nor more than 60 calendar days prior to the applicable Redemption Date.

We may at any time purchase the notes at any price or prices in the open market or otherwise. If we purchase the notes in this manner, we have the discretion to either hold, resell or surrender the notes to the Trustee for cancellation.

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent. As the calculation agent, Deutsche Bank AG, London Branch will determine, among other things, the amount of interest payment in respect of the notes on each Interest Payment Date.

Unless otherwise specified in this product supplement, all determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us. We may appoint a different calculation agent from time to time after the date of the relevant pricing supplement without your consent and without notifying you.

The calculation agent will provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the amount to be paid on each Interest Payment Date, the Redemption Date (if the notes are to be redeemed) and the Maturity Date on or prior to 11:00 a.m., New York City time, on the Business Day preceding such Interest Payment Date, the Redemption Date (if the notes are to be redeemed) and the Maturity Date, as applicable.

All calculations with respect to the amount of interest payable on the notes will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all U.S. dollar amounts related to determination of the payment per Principal Amount of notes at maturity or upon an early redemption will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all U.S. dollar amounts paid on the aggregate Principal Amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Settlement

For each issuance of notes, we expect to deliver the notes against payment for the notes on the Issue Date, which is expected to be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Issue Date is more than three business days after the Trade Date, purchasers who wish to transact in the notes more than three business days prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Events of Default

Under the heading “Description of Debt Securities — Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities (including the notes).

Payment Upon an Event of Default

Unless otherwise specified in the relevant pricing supplement, in case an event of default with respect to the notes shall have occurred and be continuing, and the maturity of your notes is accelerated, we will pay a default amount for each Principal Amount of notes equal to the Principal Amount plus any accrued but unpaid interest to, but excluding, the date of acceleration.

If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities — Modification of an Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the Indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge and Defeasance” are not applicable to the notes, unless otherwise specified in the relevant pricing supplement.

Listing

The notes will not be listed on any securities exchange, unless otherwise specified in the relevant pricing supplement.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully registered global notes certificates, representing the total aggregate Principal Amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of the Notes — Form, Legal Ownership and Denomination of Notes.” The notes will be offered on a global basis. Investors may elect to hold interests in the registered global notes held by DTC through Clearstream, Luxembourg or the Euroclear operator if they are participants in those systems, or indirectly through organizations that are participants in those systems. See “Series A Notes Offered on a Global Basis — Book Entry, Delivery and Form” in the accompanying prospectus supplement.

Governing Law

The notes and the Indenture will be deemed to be a contract under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of such state, except as may otherwise be required by mandatory provisions of law.

U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of notes. It replaces in its entirety the discussion in the accompanying prospectus supplement under the heading “United States Federal Income Taxation.” It applies to you only if you acquire your notes for cash and hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax and “Medicare contribution tax” consequences, and different consequences that may apply if you are an investor subject to special rules, such as a financial institution, a regulated investment company, a tax-exempt entity (including an “individual retirement account” or a “Roth IRA”), a dealer in securities, a trader in securities that elects to apply a mark-to-market method of tax accounting, a person holding a note as a part of a “straddle” or integrated transaction, a U.S. holder (as defined below) whose functional currency is not the U.S. dollar, or an entity classified as a partnership for U.S. federal income tax purposes.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and your activities. If you are a partnership holding the notes or a partner in such a partnership, you should consult your tax adviser as to your particular U.S. federal tax consequences of holding and disposing of the notes.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this product supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described below, possibly with retroactive effect. It does not address the application of any state, local or foreign tax laws. You should consult your tax adviser concerning the application of U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdictions.

Unless otherwise indicated in the relevant pricing supplement, insofar as we have responsibility for information reporting and withholding for U.S. federal income tax purposes, we expect to treat interest income from a note as U.S.-source income. The discussion that follows assumes that this treatment is correct.

This discussion does not apply to notes that are issued with a term that is not more than one year for U.S. federal income tax purposes. The tax treatment of these notes will be discussed in the relevant pricing supplement.

The following discussion may be modified or superseded by any discussion regarding U.S. federal income taxation set forth in an applicable pricing supplement, which you should consult before making a decision to invest in the notes to which the pricing supplement pertains.

The following discussion applies only to notes that are fully principal-protected and that provide for a single fixed rate of interest or a floating rate of interest that is a “qualifed floating rate” for U.S. federal income tax purposes payable unconditionally and periodically, at least annually. Unless otherwise indicated in the relevant pricing supplement, we expect that the following discussion will apply to these notes.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note and are: (i) a citizen or resident of the United States; (ii) a corporation created or organized in or under the laws of the United States, any State therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of Interest

Stated interest paid on a note generally will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes.

Original Issue Discount

If a note’s principal amount exceeds its “issue price,” the note will be treated as issued with original issue discount (“OID”) unless the excess is less than a de minimis amount — generally 0.25% of the note’s principal amount multiplied by the number of complete years from issuance to maturity — in which case the note will not be treated as issued with OID and therefore will not be subject to the rules described below. The “issue price” of a note will be the first price at which a substantial amount of notes in the relevant issue is sold to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). If your note is issued with “de minimis OID,” you generally will include this OID in income, as capital gain, upon a taxable disposition of the note.

If you are the beneficial owner of a note issued with OID, you will be required to include any stated interest payments in income at the time they accrue or are received, in accordance with your method of accounting for U.S. federal income tax purposes. In addition, you will be required to include OID in income as it accrues (before the receipt of cash payments attributable to this income), in accordance with a constant-yield method based on the compounding of interest, regardless of your method of tax accounting. Under this method, you generally will be required to include in income increasingly greater amounts of OID in successive accrual periods. Your basis in a note issued with OID will be increased by the amount of OID included in your income.

You may make an election to include in gross income all interest that accrues on a note (including stated interest, OID, de minimis OID, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium) in accordance with a constant-yield method based on the compounding of interest (a “constant-yield election”). This election may be revoked only with the permission of the Internal Revenue Service (“IRS”). Some of the consequences of such an election are discussed below.

Market Discount

If you purchase a note for an amount that is less than its principal amount or, in the case of a note issued with OID, its “adjusted issue price,” the amount of the difference generally will be treated as market discount for federal income tax purposes, unless this difference is less than a specified de minimis amount. The “adjusted issue price” of a note issued with OID is defined in relevant part as its issue price increased by the amount of previously includible OID.

You will be required to treat any principal payment or any gain on the taxable disposition of a note as ordinary income to the extent of any accrued market discount, unless this market discount has been previously included in your income pursuant to an election to include market discount in income as it accrues, or pursuant to a constant-yield election as described under “—Original Issue Discount” above. If a note is disposed of in one of certain nontaxable transactions, accrued market discount will be includible as ordinary income as if you had sold the note in a taxable transaction at its then fair market value. Unless you elect to include market discount in income as it accrues, you generally will be required to defer deductions for any interest on indebtedness you incur to purchase or carry the notes in an amount not exceeding the accrued market discount that you have not included in income.

If you make an election to include market discount in income as it accrues (a “market discount accrual election”), that election will apply to all market discount bonds acquired on or after the first day of the first taxable year to which that election applies. If you make a constant-yield election (as described under “—Original Issue Discount” above) with respect to a market discount note, that election will result in a deemed market discount accrual election for the taxable year in which the note was acquired.

Acquisition Premium and Amortizable Bond Premium

If you purchase a note issued with OID for an amount that is greater than the note’s adjusted issue price but less than or equal to its principal amount, you will be considered to have purchased the note with acquisition premium. Under the acquisition premium rules, the amount of OID that you must include in your gross income with respect to the note for any taxable year will be reduced by the portion of acquisition premium properly allocable to that year.

If you purchase a note for an amount that exceeds its principal amount, you generally will be considered to have purchased the note with amortizable bond premium equal to this excess. If the note is not optionally redeemable prior to its maturity date, you generally may elect to amortize this premium over the remaining term of the note using a constant-yield method. If the note may be optionally redeemed after you acquire it, the amount of amortizable bond premium is determined by substituting the optional redemption date for the maturity date and the optional redemption price for the amount payable at maturity if (and only if) the substitution results in a smaller amount of premium attributable to the period before the optional redemption date. Under this rule, the amount of amortizable bond premium may be reduced, which may adversely affect you. You generally may use the amortizable bond premium allocable to an accrual period to offset stated interest required to be included in your income with respect to the note in that accrual period. In addition, you will not be required to include any OID in your income with respect to your notes. If you elect to amortize bond premium, you must reduce your basis in the note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired and may be revoked only with the consent of the IRS.

If you make a constant-yield election (as described under “—Original Issue Discount” above) for a note with amortizable bond premium, the election will result in a deemed election to amortize bond premium for all of your debt instruments with amortizable bond premium.

Taxable Disposition of a Note

Upon the taxable disposition of a note (including early redemption or settlement at maturity), you will recognize taxable gain or loss equal to the difference between the amount realized and your adjusted tax basis in the note. Your adjusted tax basis in a note will equal the cost of your note, increased by the amount of any OID and market discount that you previously included in income with respect to the note and reduced by any amortized bond premium. For this purpose, the amount realized generally does not include any amount attributable to accrued interest, which generally will be treated as a payment of interest. Subject to the discussion above under “—Market Discount,” generally gain or loss recognized upon the taxable disposition of a note will be capital gain or loss and will be long-term capital gain or loss if you have held the note for more than one year. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

You generally are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note and are: (i) a nonresident alien individual; (ii) an entity treated as a foreign corporation; or (iii) a foreign estate or trust.

You are not a “non-U.S. holder,” as used herein, if you are a beneficial owner of a note who is (i) an individual present in the United States for 183 days or more in the taxable year of disposition of the note or (ii) a former citizen or resident of the United States, if certain conditions apply. If you are a potential investor to whom such considerations might be relevant, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of the disposition of a note (including early redemption or settlement at maturity).

Subject to the discussion below under “—‘FATCA’ Legislation,” payments to you on a note, and any gain from a taxable disposition of a note, generally will be exempt from U.S. federal withholding and income tax if (i) you provide a properly completed IRS Form W-8 appropriate to your circumstances and (ii) these amounts are not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States, and income or gain from a note is effectively connected with your conduct of that trade or business (and, if an applicable treaty so requires, is attributable to a permanent establishment in the United States), you generally will be taxed in the same manner as a U.S. holder. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the note, including the possible imposition of a 30% branch profits tax if you are a corporation.

Information Reporting and Backup Withholding

Payments on a note and cash proceeds received from a disposition of a note may be subject to information reporting. These amounts may also be subject to backup withholding at the rate specified in the Code unless you provide certain identifying information and otherwise satisfy the requirements to establish that you are not subject to backup withholding. If you are a non-U.S. holder and you provide a properly completed IRS Form W-8 appropriate to your circumstances, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

“FATCA” Legislation

Legislation commonly referred to as ‘‘FATCA’’ and regulations promulgated thereunder generally impose a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under these rules (if applicable) applies to payments of interest (including OID) on the notes and (with respect to dispositions after December 31, 2018, including settlement at maturity) to payments of gross proceeds of the sale, exchange or retirement of the notes. If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld. Non-U.S. holders, and U.S. holders holding notes through a non-U.S. intermediary, should consult their tax advisers regarding the potential application of FATCA to the notes.

The U.S. federal income tax discussion set forth above does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances. You should consult your tax adviser regarding the application of U.S. federal tax laws in your particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds; Hedging

Unless otherwise specified in the relevant pricing supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes, as more particularly described in “Use of Proceeds” in the accompanying prospectus. The Issue Price of the notes includes each Agent’s commissions (as shown on the cover page of the relevant pricing supplement) paid with respect to the notes which commissions, as to Agents affiliated with us, may include the reimbursement of certain issuance costs.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities. Although we have no reason to believe that any of these activities will have a material impact on the value of the notes, we cannot assure you that these activities will not have such an effect.

Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in the Distribution Agreement entered into between Deutsche Bank AG and each of Deutsche Bank Securities Inc. (“DBSI”) and, through an Agent Accession Agreement dated October 21, 2015, Incapital LLC, as agents and certain other agents that may be party to the Distribution Agreement from time to time (each an “Agent” and, collectively with DBSI and Incapital LLC, the “Agents”), each Agent participating in an offering of notes will agree to purchase, and we will agree to sell, the Principal Amount of notes set forth in the relevant pricing supplement. Each Agent proposes initially to offer the notes directly to the public at the Issue Price set forth in the relevant pricing supplement or at prevailing market prices or at prices related thereto at the time of resale or otherwise, as the Agent determines and as we will specify in the applicable pricing supplement. The Agents may sell the notes to dealers at a discount and, unless otherwise specified in the relevant pricing supplement, the discount allowed to any dealer will not be in excess of the discount the Agents will receive from us. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for any offering of the notes by DBSI must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the notes to any of its discretionary accounts without the prior written approval of the customer.

DBSI does not intend to make a market in the notes. However, in the future, DBSI or our other affiliates may decide to make a market in the notes. We have been advised by Incapital LLC that they intend to make a market in the notes. Secondary market offers and sales, if any, will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed. Incapital LLC is not obligated to make a market in the notes and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In order to facilitate the offering of the notes, DBSI or Incapital LLC may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, DBSI or Incapital LLC may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. DBSI or Incapital LLC must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if DBSI or Incapital LLC is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI or Incapital LLC may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or slow a decline in the market price of the notes. Neither DBSI nor Incapital LLC is required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate Principal Amount of notes offered pursuant to a pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of an offering, our affiliates may own a portion of the notes offered in that offering.

No action has been or will be taken by us, the Agents or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement or the accompanying prospectus supplement, prospectus addendum, prospectus or pricing supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement or the accompanying prospectus supplement, prospectus addendum, prospectus or pricing supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and any other Agent through which we may offer the notes will represent and agree, that if any notes are to be offered outside the United States, it will not offer or sell any such notes in any jurisdiction if such offer or sale would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such offer or sale by it or for or on behalf of the Issuer unless such consent, approval or permission has been previously obtained and such Agent will obtain any consent, approval or permission required by it for the subscription, offer, sale or delivery of the notes, or the distribution of any offering materials, under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any subscription, offer, sale or delivery.